Exhibit 10.20

Prothena Biosciences Inc

December 3, 2012

Dear Tara:

Further to your Letter of Intent for Neotope Employment (dated September 26, 2012), I am pleased to confirm this offer to join Prothena Biosciences Inc1 (“Prothena” or the “Company”), commencing on the day following the closing date of the demerger (the “Transaction”) of the Company (and its affiliates) from Elan Corporation, plc – currently expected to occur on or around December 20, 2012. This offer is contingent upon the closing of the Transaction and to the extent the closing of the Transaction occurs earlier/later than December 20, 2012, your Start Date at Prothena will be adjusted accordingly.2 In the event that the closing of the Transaction does not occur, this offer will terminate and the terms of this offer letter will not apply.

We are confident in your knowledge, expertise and judgment, and believe your performance will meet the high-quality objectives and standards set by Prothena leadership and management. You will be employed as Head of Corporate/Business Development, reporting to me, although your duties and title may change, based on the Company’s needs and priorities. This is a full-time, exempt position.

Your original date of hire with Elan and its subsidiaries will remain as your original date of hire within Prothena’s programs relating to employment, compensation and employee benefit plans.

Your starting salary will be $275,000.00 annually, paid twice per month. Your pay is subject to applicable taxes and withholdings.

Prothena embraces a pay-for-performance philosophy. All employees are currently eligible for an annual cash bonus under the terms of the Company’s cash incentive plan (Prothena Biosciences Inc Incentive Compensation Plan). Cash incentive awards are determined by a number of factors, including industry competitiveness, Prothena’s business strategy, and the degree to which Company, function and/or individual goals are met. The target bonus opportunity for your position is currently 30% of plan year salaried-earnings. A condition to earning a cash incentive award is that an employee remains employed through the pay date of the award, which will be not later than March 15 in the year following the conclusion of the plan year. The cash bonus plan is operated at the sole discretion of Prothena, is subject to review on a regular basis and may change from time to time.

You will be eligible to receive an equity award of 54,0003 stock options in connection with your commencement of employment following the Transaction. This award is at the discretion of the Prothena Board of Directors and is subject to its approval, the terms of the Company’s equity incentive plan (Prothena Corporation plc 2012 Long Term Incentive Plan), and the Company’s standard equity award agreement. The Exercise Price will be set as the average of the closing price of Prothena’s ordinary shares for the first 25 trading days commencing on the first day of trading on the NASDAQ Global Market listing. The Grant Date will be the 25th trading day.4 The award will vest 25% after the first year of active service from the Grant Date, and monthly at a rate of 1/48th of the award thereafter, such that the award will fully vest after a four-year period of continuous employment.

[1]	The legal entity Neotope Biosciences, Inc. was renamed Prothena Biosciences Inc on November 1, 2012
[2]	Your final day of Elan employment will be deemed the date of the closing of the Transaction; your first date of Prothena employment will be the following day
[3]	This represents slightly more than 0.30% of Prothena’s expected common shares outstanding post Transaction.
[4]	Assumes approval on Start Date by Prothena’s Board of Directors; should approval occur at a later date, the 25-day period would start on the date of approval.

Prothena Biosciences Inc

On the first day of the month following your Start Date of employment, you will be eligible to participate in Prothena’s comprehensive benefits program, including the company’s health and welfare and retirement benefit plans. Details about these and other applicable plans will be provided separately, as will further information regarding certain onboarding items and other documents needed before your Start Date (e.g., direct deposit election, W-4 allowances, Employee Proprietary Information and Invention Assignment Agreement).

Your employment is “at will.” This means that you or Prothena each has the right to terminate the employment relationship at any time, with or without cause. Nothing in this letter should be taken as a guarantee of continued employment or a specific term of employment. Further, all benefits and compensation provided by the Company are contingent upon your continued employment.

To accept our offer, please sign this letter and return to Kevin Hickey by Tuesday, December 11, 2012. By signing this letter, you acknowledge that it sets out our entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties, including the Letter of Intent for Neotope Employment dated September 26, 2012. No amendments to this agreement may be made except in writing signed by a duly authorized representative of Prothena.

We look forward to having you join Prothena. If you have any questions, or would like additional information to help you reach a decision, please feel free to contact Kevin at (650) 278-1762.

Sincerely,

/s/ Dale Schenk

Dale Schenk

President and CEO

Prothena Biosciences Inc

ACCEPTANCE:

/s/ Tara Nickerson	Dec. 14, 2012
Tara Nickerson	Date